Exhibit 4.54 CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. Term Storage Agreement Between ATPC Terminal N.V. and Vitol S.A. (“Agreement”) 1. Agreement number No.: VITOLMD-ATPC-2016-01 Effective Date: 01 February 2016 2. This Agreement is made by and between ATPC Terminal N.V., a company with limited liability incorporated under the laws of Belgium and having its registered address at Haven 279, Beliweg 20, B-2030, Antwerp, Belgium (the “Company”). and Vitol S.A. a private company with limited liability, incorporated in Switzerland and having its registered office at Boulevard du Pont-d’Arve 28, 1211 Geneva 4, Switzerland (the “Client”). The Client and the Company may be referred to herein individually as a “Party” and collectively as the “Parties”. Whereas a. The Company owns and operates the Terminal and is able to provide storage, handling and other terminal services at the Terminal; b. The Client wishes to store its products at the Terminal and receive certain services and access to specific infrastructure at the given capacities; c. The Parties intend to set forth the terms and conditions for the services in this Agreement.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 2 NOW, THEREFORE, in consideration of the mutual promises herein contained, Parties agree as follows: 3. Storage Location The terminal is located in the Port of Antwerp with harbor no. 279 and registered address at van Beliweg 20, B-2030, Antwerp, Belgium (“Terminal”). 4. Storage Period: Duration: Eighteen (18) months Start Date: 1 January 2016 End Date: 30 June 2017 4.1 This Agreement shall enter into force on the Start Date and shall continue for a duration of eighteen (18) months until the End Date. 5. Product 5.1 The Parties agree to handle gasoil in accordance with the product specification mentioned in Article 10 (“Product”). The Client shall provide the Company with the (M)SDS, REACH number and the products specifications as stipulated in Appendix 2 and Article 10, prior to the each delivery to the Terminal. 5.2 The Client ensures to comply with the provisions of the European Regulation number 1907/2006 of 18 December 2006, as amended from time to time with regards to the Registration, Evaluation, Authorization and Restriction of Chemical substances (“REACH Regulation”) and shall provide the Company with the necessary information related to such compliance and the Product. 6. Contractual Capacity

Tank #	Shell Capacity in m3	Nett Capacity in m3	January	February	March	April	May	June	July	August	September	October	November	December	January	February	March	April	May	June
287	9.859	9.615	9.859	9.859	9.859	9.859	9.859	9.859	9.859	9.859	9.859	Out-of-service	Out-of-service	Out-of-service	Out-of-service	Out-of-service	Out-of-service	9.859	9.859	9.859
288	9.916	9.391	9.916	9.916	9.916	9.916	9.916	9.916	9.916	9.916	9.916	9.916	9.916	9.916	Out-of-service	Out-of-service	Out-of-service	Out-of-service	Out-of-service	Out-of-service
289	9.906	9.382	9.906	9.906	9.906	9.906	9.906	9.906	9.906	9.906	9.906	9.906	9.906	9.906	9.906	9.906	9.906	Out-of-service	Out-of-service	Out-of-service
600	27.5	tbd	Out-of-service	Out-of-service	Out-of-service	Out-of-service	Out-of-service	Out-of-service	Out-of-service	Out-of-service	Out-of-service	27.5	27.5	27.5	27.5	27.5	27.5	27.5	27.5	27.5
604	28.244	46.856	28.244	28.244	28.244	28.244	28.244	28.244	28.244	28.244	28.244	28.244	28.244	28.244	28.244	28.244	28.244	28.244	28.244	28.244
611	18.616	17.646	18.616	18.616	18.616	18.616	18.616	18.616	18.616	18.616	18.616	18.616	18.616	18.616	18.616	18.616	18.616	18.616	18.616	18.616
709	14.866	14.285	14.866	14.866	14.866	14.866	14.866	14.866	14.866	14.866	14.866	14.866	14.866	14.866	14.866	14.866	14.866	14.866	14.866	14.866
710	14.807	13.95	14.807	14.807	14.807	14.807	14.807	14.807	14.807	14.807	14.807	14.807	14.807	14.807	14.807	14.807	14.807	14.807	14.807	14.807
713	14.904	12.419	14.904	14.904	Out-of-service	Out-of-service	Out-of-service	Out-of-service	Out-of-service	Out-of-service	14.904	14.904	14.904	14.904	14.904	14.904	14.904	14.904	14.904	14.904
714	14.893	12.975	14.893	14.893	14.893	14.893	14.893	14.893	14.893	14.893	Out-of-service	Out-of-service	Out-of-service	Out-of-service	Out-of-service	Out-of-service	14.893	14.893	14.893	14.893
715	12.464	10.758	12.464	12.464	12.464	12.464	12.464	12.464	12.464	12.464	12.464	12.464	12.464	12.464	12.464	12.464	Out-of-service	Out-of-service	Out-of-service	Out-of-service
	175.974		148.474	148.474	133.57	133.57	133.57	133.57	133.57	133.57	133.581	151.223	151.223	151.223	141.306	141.306	143.735	143.688	143.688	143.688

The Company shall provide the Client with a total contractual capacity of 175.974 m3 ("Contractual Capacity") in the following tank dedicated exclusively to the Client; During the course of the Agreement, various tanks will have to undergo planned maintenance. The Client shall procure that the Product is timely removed from such tanks for such maintenance.

The tanks mentioned above are Class 1 and Class 3, which means suitable for handling of a product with a flashpoint below 21°c (Class 1) and above 55°c (Class 3).

7. Means of Delivery

Receipt of Product: ex-seagoing vessel, barge or pumping over
Re-delivery of Product: into seagoing vessel, barge or pumping over

8. Rates (expressed in Euro) – applicable for this Agreement only.

a. Tank rental:

Class 1 tanks € ***
Class 3 tanks € ***

Expressed in cubic meter (M3) per Contractual Capacity per month or part thereof.

Tank rental rate shall include:

- Delivery from seagoing vessel or barge (min. parcel size 1000 Mt);
- Redelivery into seagoing vessel or barge (min. parcel size 1000 Mt);
- Storage during the Storage Period;

3

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 4  Standard customs documentation on vessels/barges departure at the Terminal (B/L, Transit document, e-AD, Timesheet, Master receipt document, Certificate of Origin (not counter- signed by Customs or Chamber of Commerce))  *** free throughputs in M3 for a period of *** (calculated as 1 import and export of the nett tank capacity) b. Additional Throughput Surcharge € *** Charged on the difference, expressed in M3 at 15°c, between the actual throughput per year and the free throughput mentioned in Paragraph a of this Article), per M3. c. Pumpover Surcharge € *** Per M3 at 15°c pumped over from shoretank to shoretank within the Terminal. A minimum charge based on *** m3 per operation shall apply. Pumpover surcharge is not included as part of the tank throughput. d. Homogenisation surcharge per hour (in shore tank) € *** Minimum 6 hours of operation. e. Board-to-board Surcharge € *** Minimum quantity of *** M3 per parcel, per M3 at 15°c. Board-to-board surcharge is not included as part of the tank throughput. g. Additional Services (per document) € *** Supply of Certificate of Origin (not counter-signed by Chamber of Commerce), EUR1, Form A, INF3, ATR Signed by Chamber of Commerce h. Water on Board The Client is responsible for checking shore tanks on water and/or sludge. In case water is found on board or in tank after discharge, water can be drained, removed and disposed of at the cost charged by a third party with a surcharge of ***% for coordination, handling and administration costs, which shall be approved by the Client in writing prior to such activity. j. Handling of additives Expressed in Euros per operation.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 5 Delivery, receipt and operation of additives shall take place after informing and subject to a written approval of the Terminal, such approval shall not be unreasonably withheld. <1 IBC* € *** 1-15 IBC’s € *** 16-60 IBC’s € *** >60 IBC’s € *** In case the Client will dope the cargo with additives on board the vessel or barge, the above will not be applicable. * Rate applicable for adding an additive quantity less than one (1) IBC and when added to a barge only. k. Mobile pump In case Client wants to completely empty a tank, it might be necessary to install a third party mobile pump, use a vacuum truck or open the tank (after spading). The pre agreed actual costs for such mobile pump plus ***% administration fee shall be invoiced to Client. All rates exclude: VAT and any other taxes, levies, fees, quay dues, port charges, and any other third party fees such as, but not limited to, the Port Authority, Customs, ship’s representative and cargo representative. The Company will invoice these fees to the Client on *** basis without any mark-up or fee charged by the Company. It being understood that the rates are VAT exclusive. 9. Terms of Operation Product movement planning including quality and quantity must be clearly identified and detailed by the Client in writing for execution. The Client shall use its best endeavors to provide its instructions to the Company at least three (3) working days prior to execution. The Company shall not be responsible for any effect of Product movement planning whatsoever if such Product movement is based on the written instruction of the Client. In implementing the Product movement planning, the Company shall follow the written instructions of the Client, but the Client should always observe and consider the quality and quantity requirements of tank heels bottoms i.e. ROB.

10. <u>Product Acceptance procedure</u>

Upon nomination of a vessel/barge for a discharge operation, the Client shall provide actual specifications of the cargo on board prior to the vessel/barge's arrival. The aforementioned certificate should always contain at least the following:

- Flashpoint
- Density
- Colour*
- Sulphur
- Conductivity
- Pour Point **
- Viscosity
- Distillation / % recovered at 250°C
- Distillation / % recovered at 350°C

The Product shall meet all of the following specifications:

Specification	**Max/Min**	**Method**
Flash Point	Min 55°C for Class 3 tanks Lower than 21°C for Class 1 tanks	
Viscosity	Max 20 CST @ 40 °C	
Pour Point	Max 0°c (>0 °c will be reviewed on case by case basis as per ambient temperature)	

If the Company is not properly informed by the Client, the Company shall have the right to refuse discharge. If the Product does not meet the abovementioned specifications, the Company shall have the right to refuse discharge.

* If colour is > 2.5 Client shall provide material with which lines can be flushed.
**If pour point > 0°c the Client and the Company will agree a flush procedure ensuring that the lines and tanks fall within the above contractual specification parameters.

The Company shall also be informed of SDS, REACH number and custums code for each delivery of the Product prior to its discharge.

6

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 7 11. Tank Cleaning The Company undertakes that the tanks shall be suitable and are prepared for the Product prior to the Start Date. On the End Date, the tanks shall be re-delivered by the Client in the same state as at the Start Date. If required, cleaning shall have taken place prior to the End Date. The Company and Client shall agree at least two (2) weeks before the End Date on the best program and procedure to ensure that the cleaning operations are completed by the End Date. The reasonable and documented costs involved in cleaning the tanks to their original condition in preparation for the next service and the disposal of wastes if any are to the Client’s account. The Company shall appoint an independent surveyor acceptable to the Client acting reasonably to determine whether the respective tanks are clean and suitable for the next service. In the event the tanks are not approved by the independent surveyor, the Client shall clean the tanks until it is approved by the independent surveyor. The tank rental rate under Article 8 (a) shall be payable by the Client until the independent surveyor appointed by the Company has approved the tanks for the next service. A copy invoice of the cleaning company will be attached to our invoice. 12. Dying The Client agrees to and acknowledges that dying cannot be conducted at the shore installation. This can only be done by an independent surveyor on board and subject to the written approval of the master of the vessel/barge and should always be witnessed by a Customs representative In the event the Client complies with the above, the operation shall only be performed between Monday to Saturday from 8am to 8pm at the risk and account of the Client. Both Parties agree to and acknowledge that the Company shall not be liable nor responsible for such operation of dying whatsoever. 13. Maintenance Save for as otherwise set out in this Agreement, the Company will schedule its annual planned maintenance to the tanks prior to the start of each calendar year and may be adjusted by the Company during the storage period The Company reserves the right to perform unplanned maintenance for immediate action for safety or environmental reasons or for other urgent reasons the Company deems necessary. In the event of planned maintenance the Client shall

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 8 not pay the Tank Rental Rate as mentioned in Article 8 a for the tanks which are unavailable as a result of maintenance. 14. Contractual Loss Contractual loss during operations and storage will be actual loss as determined after unloading and loading operations on basis of the shore tanks gauging. Only Product losses due to evaporation, clingage, line loss, shrinkage and other handling losses above ***% over the total throughput of Product during a contract year will be for the account of the Company. Any complaint in respect of deficiency of quantity or of variation of quality must be notified in writing by the claiming Party within thirty (30) days from the day such deficiency or variation is discovered. 15. Rules of Engagement The Client agrees to and acknowledges the Rules of Engagement of the Terminal as specified in the following appendices: Terminal details and rules of engagement : Ref. Appendix 1 Opening hours of the Terminal : Ref. Appendix 1 Nomination and programme information : Ref. Appendix 2 Customer Service contact details : Ref. Appendix 3 First Come First Serve policy : Ref. Appendix 4 Tank Specifics and operational limitations : Ref. Appendix 5 16. Indexation /Escalation As per the 1st of January of each year after the Start Date, The rates in Article 8 will be adjusted in accordance with the Belgian Index of Retail Prices as published by the Belgian Ministry of Economics Affairs annually. 17. Rates/Conditions are Exclusively for the Client The Client shall not be authorised to cede or subcontract the Contractual Capacity as well as any right granted by this Agreement without the Company’s prior written approval.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 9 Sub-leasing of Clients tank to a third party In case the Client wishes to sub-lease one or more of the tanks of the Contractual Capacity mentioned in Clause 6, the Client may request the Company to do so on its behalf. In this case the Company shall at its discretion approach potentially interested parties and negotiate a sub- lease agreement acceptable to the Client for the tank(s) and period agreed with the Client provided that: (i) the Client remains jointly and severally liable for the performance of the sublease agreement including but not limited to the payment of the rates outlined in Article 8; (ii) the sublease termination date is always earlier than the termination date of this Agreement; and (iii) the sublease does not comprise any option to renew or extend or increase the duration or the capacity or any conditions referred to in the sub lease agreement. The Client is not allowed to enter into any direct negotiations or discussions concerning its subleased tanks with a third party and the Company is under no obligation to accept any third parties as a sub-lessee. In case the Company is not able to find a sub-lessee on its own accord the Client may propose a suitable alternative, approval of which shall not be unreasonably withheld. Any incremental revenues of a sub-lease arrangement shall be *** between the Company and the Client. 18. Anti-bribery and Trade controls Anti-bribery Notwithstanding anything to the contrary herein, nothing in this Agreement is intended or shall be interpreted to require either party to the Agreement to act in any manner which is inconsistent with, penalised or prohibited under any laws, regulations, rules or requirements applicable to such party which relate to foreign trade controls, export controls, embargoes, sanctions or international boycotts of any type. The parties to this Agreement each agree and undertake to the other that in connection with this Agreement, they will each respectively comply with and act in a manner consistent with all applicable laws, rules, regulations, decrees and/or official government orders of the governments

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 10 of the United Kingdom, European Union, United States of America or Switzerland applicable to the parties relating to anti-bribery and anti-money laundering. If either Party reasonably believes that the other Party has breached or is likely to breach its obligations under this Clause, it shall have the right, by giving notice to the other Party, to suspend performance of the Parties’ obligations under this Agreement for fourteen (14) days. During such suspension period, the Party in receipt of such notice shall provide such information as the other Party shall reasonably request. If the notifying Party has proof of the breach of this clause, it shall be entitled, by giving written notice to the other party after the expiry of the suspension period, to terminate this Agreement upon notice to the other party of its proof of breach. Such termination shall be without prejudice to any remedies available to the parties under this Agreement or otherwise and without prejudice to any rights and obligations of the Parties which have accrued prior to termination. If the notifying Party does not produce proof of the breach of this Clause within the suspension period specified in this Agreement the suspension shall be lifted and the Parties will continue to perform under the Agreement Trade Controls Notwithstanding anything to the contrary herein, neither Party shall be obliged to act in any way or to perform, and nothing in this Agreement is intended, or should be interpreted or construed as requiring or inducing a party to act in any way or to perform, any obligation otherwise required by this Agreement (including without limitation an obligation to (a) perform, deliver, accept, sell, purchase, pay or receive monies to, from or through a person or entity, or (b) engage in any other acts) if this would be in violation of, inconsistent with, penalised or prohibited by, or expose such party to punitive measures under any laws, regulations, decrees, ordinances, orders or rules of the European Union (“EU”), any EU member state, Switzerland, the United Nations or the United States of America applicable to that Party relating to international boycotts, trade sanctions, foreign trade controls, export controls, non-proliferation, anti-terrorism or similar laws (the “Trade Restrictions”). 19. Insurance a) Title to and risks of the Products will remain with Client at all times. b) Client shall be responsible for insuring the Product under this Agreement at their risk and account. c) Both Parties shall be responsible for procuring third party liability insurance to cover their

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 11 respective legal liabilities arising from their responsibilities under this Agreement. 20. Invoicing and payment The Tank Rental fee will be invoiced monthly and will be issued at the beginning of each calendar month in advance. All other charges mentioned in Clause 8 (pumpovers, homogenization, additivation, additional throughput) and for any other services rendered will be invoiced upon expiry of the month in which the respective service was rendered. Additional throughput as per Clause 8 (b) shall be invoiced on a monthly basis once the free throughput allowed under this Agreement has been achieved. Invoices are payable in EUR and within fifteen (15) days after the date of invoice and before final lifting of the Product. Any prepaid amounts shall be returned by the Company to the Client within 10 bank days after they have been invoiced by the Client in case the Company failed to provide the prepaid service for any reason, including, but not limited by force-majeure. 21. General Terms and Conditions The General Conditions for Tankstorage in the Netherlands filed of record in the Dutch, English and German languages at the Registry of the Arrondissements Courts at Amsterdam, Dordrecht and Rotterdam on 21 st December 1992 (“General Conditions”) and the jetty conditions of the association of independent tank storage companies (VOTOB) filed of record at the Registry of the Arrondissements Courts in Amsterdam, Dordrecht and Rotterdam (“Jetty Conditions”) shall be applicable to this Agreeement. In the event of any conflict or inconsistency between this Agreement and the General Conditions and Jetty Conditions, the terms and conditions of this Agreement shall prevail. In deviation of article 58.2 of the the General Conditions Parties agree that neither Party shall be liable to the other whether under this Agreement or otherwise in connection with it, whether in contract, tort (including in negligence), breach of statutory duty or otherwise (whether or not foreseeable and howsoever arising) in respect of (a) any indirect or consequential losses or expenses; and (b) to the extent not constituting indirect or consequential losses or expenses, any loss of anticipated profits, refinery or plant shut-down or reduced production, goodwill, use, market reputation, business receipts or contracts or commercial opportunities. 22. Modification of the General Conditions

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 12 The provisions set forth in the Agreement may be modified upon mutual agreement of the Parties in accordance with technical or legal requirements 23. Notices All notices and communications under this Agreement are to be sent to the Parties by, courier or registered mail to the following address: In the case of the Company, to: Attention: Gert Quint Title: Director Address: ATPC Terminal N.V. Beliweg 20, Port Nr 279 2030 Antwerp, Belgium Fax No.: +32 3 303 16 62 BTW BE 0428.806.613 In the case of the Client, to: Attention: Title: Address: Any notices, approvals or consents shall be effective only upon actual receipt: (a) in the case of registered post, on the day on which it is received and acknowledged at that Recipient Party’s address. (b) in the case of personal delivery, at the time it is received and acknowledged at the Recipient Party’s address. Notwithstanding the above, communications between the Parties via email are permitted and shall be sent to the email addresses as notified by the Parties from time to time provided that any request for approval or consent by the recipient Party or notice of breach sent by email must be followed by a letter to the other Party in accordance with this Article 23.2 24. Law and jurisdiction

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 13 This Agreement shall be governed and construed in accordance with the law of Belgium. Any dispute arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its termination), shall be referred to and finally resolved by the Courts of Antwerp in the English language. The language of this Agreement is English. All communications including notices under and in respect of this Agreement shall be in the English language. This Agreement may be executed in any number of counterparts and delivered by electronic transmission, each of which so delivered shall be considered an original counterpart, but all such counterparts together constitute but one and the same agreement.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 14 IN WITNESS WHEREOF the Parties hereto have set their hands the day and year first above written. For and on behalf of For and on behalf of Company Vitol S.A. /s/ Gert Quint /s/ David Fransen Name: Gert Quint Name: David Fransen Director Managing Director Date: 1 February 2016 Date: 1 February 2016

Appendix 1 Terminal details and rules of engagement

BERTHS AVAILABLE FOR LOADING AND DISCHARGE OPERATIONS

Loading Arm No.	Draught (m)	Max Beam (m)	Max LOA (m)	Loading Arms
MLA 1/2	11.1	Barge/Coaster	N/A	8"
MLA 3	11.1	50	280 (MAX DWT 100,000)	12"
MLA 7,8	10.5	Barge/Coaster	N/A	8"
MLA 9, 10	10.5	Barge/Coaster	N/A	8"
MLA 12	10.5	Barge/Coaster	N/A	8"
MLA 14 / 16	14	48	280 (MAX DWT 160,000)	2* 16"
MLA 17	11.1	28 / 32	200 / 180 m *	10"
MLA 30	11.1	Barge/Coaster		8"
MLA 21/22	11.1	Barge		8"

*** When vessel on the jetty 281 P, max LOA for MLA 17 is 160 meter**

- The Company advices on the abovementioned draughts which are general and indicative figures. The Client shall contact the local harbour authorities for the latest draught restrictions. The Company shall not be liable for the above mentioned draft restrictions.
- Above is subject to product and other operations / to be decided by the Company

The Contractual Capacity and stored Product will determine the jetties the Client can be served on.

Seagoing vessels and barges shall be handled on the basis of the First Come First Serve basis as set forth in appendix 4 of this Agreement..

Minimum vessel capabilities

Vessels calling at the Company shall be able to maintain a minimum pumping or receiving rate of 800 M3 per hour at 7 bar at the ships manifold.

Surveying

Before loading and unloading of vessels the Client shall appoint an independent surveying company. If the Client omits to do so the Terminal may nominate one, for and on behalf of the Client, and all costs plus ***% will be for account of and invoiced to the Client.

Working hours:

For operations the Terminal is working on a 365/7/24 basis

15

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 16 Rules of Engagement  All customers are served on a first come first serve (“FCFS”) basis. The Company reserves the right to deviate from the FCFS rules. Such deviation should be for the sake of operational safety and/ or other emergency reasons and/or where there can be positive impact upon overall terminal operations;  The Client is, if necessary, responsible to offer a movement of Product (flush) through the line, pump or Client‘s tank with the required volume to prepare the line, pump or Client’s tank for the manipulation with the nominated Product specification of the Client. The volume of the flush is advised by the Terminal. The tank to flush into is advised by the Client;  Basic information for nomination and programme are outlined in Appendix 2.  Nominations, programmes and questions can be sent to: xcustomerservice@atpc.vtti.com.  The Client shall use the above mentioned e-mail address to contact the Terminal and shall not contact our Customer Service team members via their individual e-mail account.  Customer Service office hours: 08:30-18:00 during weekdays.  Contact details of the Customer Service are mentioned in Appendix 3.  One Customer Service colleague shall be on duty outside office hours. The details of on duty colleague will be communicated to the Client on a week by week basis.  In case of emergency or urgent need of assistance, the on duty Customer Service colleague can be reached outside office hours via their mobile telephone number (Appendix 3).  Changes within the nomination and programmes that occur outside office hours and need to be urgently dealt with before upcoming office hours, which can be sent to: xcustomerservice@atpc.vtti.com and should be accompanied by a telephone call to the on duty Customer Service colleague (mobile phone) (Appendix 3).  Send complete and up to date nominations and programmes (Appendix 2) to Customer Service. Any change or additional information requires a complete update of a nomination or programme, which is re-sent to Customer Service.  A vessel / barge without nomination, programme and / or by the Company approved SDS and product specification cannot berth, remain on jetty or are handled by the Company. Customs The Company will facilitate the customs formalities in relation to the storage and throughput activities of the Client’s Product. This facilitation entails that the Company will utilize its customs and excise licenses to suspend any customs and excise duties to the extent possible, in accordance with the Client’s nomination. This means that, other than in case of irregularities, shortages and/or exceeding of tolerances, no customs and/or excise duties become due, unless Client specifically request

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 17 Company to release product for free circulation, subject to VAT and potentially subject to customs duties and/or release product for consumption, potentially subject to excise duties. The activities mentioned in the Agreement are generally covered by the current licenses held by the Company or third party service providers. As stated in this Agreement, any licenses required for future activities at the Company can be obtained in consultation with the Company subject to applicable laws. Any customs or excise debts incurred by the Company in relation to the Product of the Client shall be for the account of Client in accordance with this Agreement. The services that the Company shall provide utilizing our customs licenses, or those of third party service providers, are as follows: o The storage of non-community Product under the suspension of customs duties (customs warehouse license). This includes the common storage where community and non- community Product of the same CN code are stored in the same tank and usual forms of handling; o The blending of Product involving non-community components under suspension of customs duties, with the aim of re-exportation out of the Community (Inward Processing Relief License); o The blending of Product involving non-community components under suspension of customs duties, with the aim of the release free circulation of the processed Product attracting lower or nil customs duties (Processing Under Customs Control license); o The storage and blending of Community (excise) Product under the suspension of excise duties (excise warehouse license); and o The suspension of customs and excise duties during transportation (respectively, approved consignor, approved consignee, NCTS (Transit) and excise warehouse license) The Company shall inform the Client on a customs claim and gather all necessary and relevant information in cooperation with the Client. If the Client requires the Company to perform additional work to in relation to a customs claim, the Company shall have the right to charge additional manpower per hour to the Client and/or appoint third parties, including but not limited to legal advisors at the account of the Client. The Client shall remain responsible for the custom formalities and if necessary indemnify and hold the Company harmless from claims, fines, levies and any other costs associated with such custom formalities,

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 18 Appendix 2 NOMINATION AND OPERATIONAL PROCEDURES All services (administrative or physical) performed by the Company are backed by a formal written order from the Client, including the minimal requirements as set forth below. All orders are to be received via e-mail to the attention of Customer Service (CS). An instructed service without complete and written order, as set forth below, will not commence and related vessels/barges cannot berth, remain on jetty or be handled by the Terminal. Any costs arising from such event are for the account of the Client. Rules of Engagement  Nominations for loading or discharging should at least include the following: a. Type operation: Loading or Discharging, Tank-to-tank transfer b. Name of vessel/barge c. Numbers of the tank(s) involved d. Estimated Time of Arrival (ETA) e. Name product/ quality (full proper shipping name) + specify dyed or undyed f. Quantity per tank in M3 L15 or Mt (vac) g. Surveyor appointed h. Customs status i. Product name and CN code, including the CN code of the end product in case of blends (i.e. excluding intermediate blends) j. Origin k. Document instructions: draft B/L one working day prior to departure. l. In case load nominations: receiver details, Name + Full address, authorized warehouse keeper number and tax warehouse number m. In case discharge nominations: Analyses of product before discharging, SDS n. In case of seagoing vessel; shipping agent to be appointed  Nominations, programmes and questions can be sent to: xcustomerservice@atpc.vtti.com  All services performed by the Terminal are backed by a formal written instruction (nomination and program) from the Client. Any change or additional information requires a complete revised nomination or programme, which is re-sent to Customer Service.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 19  An instructed service without complete and written nomination or program, as outlined previously, will not commence and related vessels/barges cannot berth, remain on jetty or be handled by the Terminal. Any costs arising from such event are for the account of the Client.  The Client will use this e-mail address and will not contact our Customer Service team members via their individual e-mail account.  One Customer Service colleague is on duty outside office hours. The on duty colleague will be communicated to the Client on a week by week basis.  In case of emergency or direct need of assistance, the on duty Customer Service colleague can be reached outside office hours via their mobile telephone number.  Changes within nomination and programmes that occur outside office hours and need to be urgently dealt with before upcoming office hours, can be sent to xcustomerservice@atpc.vtti.com and should be accompanied by a telephone call to the on duty Customer Service colleague (mobile phone). A. Basic information on nomination if loading  Destination  If EU movement Excise and VAT details  Loading plan to be provided if loading for more than one tank in following format: Tank No Tolerance (min / max / as close to but never more than) Quantity allocations  Value  Line flushes into (only in TTT)  Additivation (who, quantity (litres) in which tanks)  Remarks (open box) e.g. Sulphur details (optional information)  Documentary instructions to Terminal B. Basic information on nomination if discharging  Discharge plan to be provided if loading for more than one tank in following format: Tank No Tolerance (min / max / as close to but never more than) Quantity allocations

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 20 Volume measurement  All quantity calculations are according to International standards API/ASTM/ISO or local regulations if more stringent than the industry standards.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 21 Appendix 3 Details Key-personnel: Daily Operations (24/7/365) Customer Services representatives  Hans Mannaert xcustomerservice@atpc.vtti.com +32 474 041 103  Mersad Karahmet xcustomerservice@atpc.vtti.com +32 471 204 937 General Manager : Gert Quint E-mail : geq@atpc.vtti.com Tel : +32 3 303 16 01 HSE Manager : Wouter van de Velde E-mail : wov@atpc.vtti.com Tel : + 32 3 303 16 26 Operations Manager : Marijn van Maanen E-mail : mvm@atpc.vtti.com Tel : +32 470 19 13 52 Commercial Manager : Quinten van Dam Merrett E-mail : qdm@vtti.com Tel : +31 6 2146 9129

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 22 Appendix 4 ATPC FIRST COME FIRST SERVE POLICY ATPC operates a First Come, First Served (“FCFS”) policy based upon the following procedures: 1. Operation Orders are to be received in writing. Orders will contain Vessel Name / Cargo / Quantity / ATPC / Operational Details (according to Appendix 2). Changes to Operation Orders shall be made in writing and shall be accepted subject to the condition that other operations remain substantially unaffected by the proposed changes. Discharge / Reload Operations are acceptable but must be nominated as two separate operations. 2. Berthing priority for Seagoing Vessel is allocated on a valid NORT basis arrival at Antwerp Pilot Station. Where the Operation Order is received after vessel has tendered NOR; the time of acceptance of the Operation Order shall determine the allocation of position in the berthing queue. Berthing priority for Barges is allocated on a formal request for Loading/Discharge by telephone or email of the Barge crew to the ATPC Loadingmaster. For acceptance in the FCFS list the barge has to be within 1/one hour sailing to the Company. When the Operation Order is received after the barge has requested position at the FCFS queue the time of acceptance of the Operation Order shall determine the allocation of position in the berthing queue. When a barge, called for loading/discharge, does not show up within 1/one hour the Company has the right to continue with the next operation and re-allocate the barge at the FCFS list. 3. 4 hours prior to the planned operation the Operation Order shall be checked to ensure that: (i) Tank(s) is released for loading (ii) Sufficient Volume is available (loading) (iii) Sufficient Ullage is available (discharge) Failure to satisfy the above mentioned criteria will result in the vessel call to berth being cancelled and the vessel rejoins the queue (as next vessel to be called). Cargo operations may commence whilst sequential operational steps are in progress, subject to the condition that no additional delays to the overall operational program are incurred.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 23 4. Max Idle Time after vessel is All Fast shall not exceed 8 hours (inclusive of product analysis). ATPC reserves the right to un-berth and re-schedule vessels which do not comply. 5. These rules are to be applied with equanimity to all users. ATPC reserves the right to deviate from these rules. Such deviation should be for the sake of operational safety or where there can be positive impact upon overall company operations. 6. Jetties can be used for board to board (or ship to ship) operations subject to both vessels being ready for board to board operations. Vessels are to be nominated separately and must be concurrently scheduled to ensure idle time of either vessel does not exceed 6 hours. 7. Jetties Regarding berth planning, the Company shall apply the First Come First Serve Policy. An exception to the First Come First Serve Policy applies to crude vessels delivering feedstock to the Company 1-2 times per month with an average berth stay of 36 hours and the LPG vessels. The Client shall be entitled to prioritize the order of their own respective nominations submitted to the Company.